Exhibit 99.1
419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
NEWS RELEASE

Date:	May 2, 2006
Contact:	Wade F. B. Thompson or Peter B. Orthwein
THOR REPORTS RECORD SALES, BACKLOG
FOR QUARTER ENDED APRIL 30, 2006
Thor Industries, Inc. (NYSE:THO) reported today record preliminary sales for the quarter ended April 30, 2006 of $856 million, up 17% from $729 million last year.
RV sales were a record $775 million, up 17% from $663 million last year. Bus sales were a record $81 million, up 23% from $66 million last year.
For the nine months, total preliminary sales were $2.26 billion, up 19% from $1.90 billion last year. RV sales were $2.03 billion, up 18% from $1.72 billion last year. Bus sales were $230 million, up 32% from $174 million.
Thor backlog on April 30, 2006 was $698 million, a record, and up 53% from $455 million last year. RV backlog was a record $501 million, up 59% from $315 million last year. Bus backlog was a record $197 million, up 40% from $140 million last year.
RV retail sales were up 9% in the quarter to 23,670 units versus 21,727 units last year.
“We continue to significantly outperform the RV industry in both segments, motorhomes and towables. The record backlog in both RVs and Buses bodes well for continuing growth,” said Wade F. B. Thompson, Thor Chairman.
Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses.
This release includes “forward looking statements” that involve uncertainties and risks. There can be no assurance that actual results will not differ from the Company’s expectations. Factors which could cause materially different results include, among others, the success of new product introductions, the pace of acquisitions and cost structure improvements, competitive and general economic conditions, and the other risks set forth in the Company’s filings with the Securities and Exchange Commission.